Exhibit 5.2

[BB&T Corporation Letterhead]

December 27, 2016

BB&T Corporation

200 West Second Street

Winston-Salem, North Carolina 27101

Re:	$850,000,000 Floating Rate Medium-Term Notes, Series E (Senior), due June 15, 2020 (the “Senior Notes”)

Ladies and Gentlemen:

I am the Senior Executive Vice President, General Counsel, Secretary and Chief Corporate Governance Officer of BB&T Corporation, a North Carolina corporation (the “Corporation”). My opinion has been requested in connection with a Registration Statement on Form S-3 (File No. 333-197375) (the “Registration Statement”) filed on July 11, 2014 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the issuance and sale of the above-referenced Senior Notes pursuant to a Syndicated Underwriting Agreement dated December 22, 2016 (the “Syndicated Underwriting Agreement”), between the Corporation, on the one hand, and BB&T Capital Markets, a division of BB&T Securities, LLC, Deutsche Bank Securities Inc., and J.P. Morgan Securities LLC, as representatives of the several Underwriters on the other hand, which Syndicated Underwriting Agreement is delivered pursuant to the Distribution Agreement dated as of August 4, 2014 (the “Distribution Agreement”), between the Corporation and the agents listed on Schedule A thereto. The Senior Notes are being issued under that certain Indenture dated as of May 24, 1996, as amended by a First Supplemental Indenture dated, as of May 4, 2009 (as so amended, the “Senior Indenture”), between the Corporation and U.S. Bank National Association, a national banking association (as successor to the corporate trust business of State Street Bank and Trust Company), as Trustee, copies of which are incorporated by reference to Exhibit 4(c) of the Corporation’s Registration Statement on Form S-3 (File No. 333-02899), filed with the Commission on April 26, 1996, and Exhibit 4.2 of the Corporation’s Current Report on Form 8-K, filed with the Commission on May 4, 2009, respectively.

I, or others who report to me, have examined the Amended and Restated Articles of Incorporation of the Corporation, the Amended and Restated Bylaws of the Corporation, the Registration Statement, the Syndicated Underwriting Agreement, the Distribution Agreement, the Senior Indenture and duplicates of the global notes representing the Senior Notes. I am familiar with the corporate proceedings of the Corporation to date with respect to the issuance and sale of the Senior Notes, and I have examined such corporate records of the Corporation and such other documents and certificates as I have deemed necessary as a basis for the opinions hereinafter expressed. In rendering this opinion, I have assumed, without any independent investigation, that (i) all documents that have been submitted to me as originals are authentic,

BB&T Corporation

and that all documents that have been submitted to me as copies conform to authentic, original documents; and (ii) all persons executing agreements, instruments or documents examined or relied upon by me had the capacity to sign such agreements, instruments or documents, and all such signatures are genuine.

I have assumed that each of the documents have been duly authorized, executed and delivered by each of the parties thereto other than the Corporation and constitute valid and legally binding obligations of such parties enforceable in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, arrangement, fraudulent transfer, moratorium or other laws relating to or affecting creditors’ rights generally and general principles of equity, constitutional rights and public policy, regardless of whether enforceability is considered in a proceeding at law or in equity.

Based on the foregoing, and having regard for such legal considerations as I have deemed relevant, I am of the opinion that (i) the Corporation is validly existing as a corporation in good standing under the laws of the State of North Carolina, (ii) the Corporation has the corporate power and authority to execute, deliver and perform the Senior Notes, and (iii) the Senior Notes have been duly and validly authorized by the Corporation.

This opinion is given on the basis of the law and the facts existing as of the date hereof. I assume no obligation to advise you of changes in matters of fact or law which may thereafter occur. My opinion is based on statutory laws and judicial decisions that are in effect on the date hereof, and I do not opine with respect to any law, regulation, rule or governmental policy which may be enacted or adopted after the date hereof.

This opinion is limited to the laws of the State of North Carolina, excluding local laws of the State of North Carolina (i.e., the statutes and ordinances, the administrative decisions and the rules and regulations of counties, towns, municipalities and special political subdivisions of, or authorities or quasi-governmental bodies constituted under the laws of, the State of North Carolina and judicial decisions to the extent they deal with any of the foregoing) and the laws of the United States of America that are, in my experience, normally applicable to the transactions of the type provided for in the Registration Statement, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

I hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Corporation filed with the Commission on December 27, 2016, and thereby incorporated by reference into the Registration Statement, and to the use of my name contained therein.

[Remainder of page intentionally left blank]

BB&T Corporation

Very truly yours,

/s/ Robert J. Johnson, Jr.
Robert J. Johnson, Jr. Senior Executive Vice President, General Counsel, Secretary and Chief Corporate Governance Officer